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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bioject Medical Technologies, Inc.:

        We consent to the use of our report dated February 18, 2005, with respect to the consolidated balance sheets of Bioject Medical Technologies Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years ended December 31, 2004 and 2003 and the nine-month transition period ended December 31, 2002, incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Portland, Oregon
June 1, 2005

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Consent of Independent Registered Public Accounting Firm